As filed with the Securities and Exchange Commission on January 30, 2006


                                                 SEC Registration No. 333-125239
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 4 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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
                Delaware                           NEOMEDIA TECHNOLOGIES, INC.                    36-3680347
     (State or other jurisdiction of             (Name of issuer in its charter)               (I.R.S. Employer
     incorporation or organization)                                                           Identification No.)

                                                                                               Charles T. Jensen
                                                                                         2201 Second Street, Suite 600
      2201 Second Street, Suite 600                                                     Fort Myers, Florida 33901-3083
        Fort Myers, Florida 33901                                                               (239) 337-3434
           (239) 337-3434                                    7373                         Telecopier No.: (239) 337-3668
(Address and telephone number of Registrant's     (Primary Standard Industrial        (Name, address, and telephone number
      principal executive offices)                 Classification Code Number)               of agent for service)

                                                       With copies to:

                   Clayton E. Parker, Esq.                                       Ronald S. Haligman, Esq.
                 Kirkpatrick & Lockhart LLP                            Kirkpatrick & Lockhart Nicholson Graham LLP
              201 S. Biscayne Blvd., Suite 2000                             201 S. Biscayne Blvd., Suite 2000
                       Miami, FL 33131                                               Miami, FL 33131
                Telephone No.: (305) 539-3305                                 Telephone No.: (305) 539-3319
               Telecopier No.: (305) 358-7095                                 Telecopier No.: (305) 358-7095

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Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

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                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------- ----------------- ----------------- ------------------- ----------------
                                                                          Proposed           Proposed
                                                                          Maximum            Maximum
                                                         Amount           Offering          Aggregate          Amount of
                                                         To be           Price per           Offering        Registration
Title of Securities to be Registered                 Registered(1)         Share              Price             Fee(2)
--------------------------------------------------- ----------------- ----------------- ------------------- ----------------
Shares underlying warrants to purchase Common             54,000,000       $0.535              $28,890,000        $3,400.35
  Stock, par value $0.01 per share
--------------------------------------------------- ----------------- ----------------- ------------------- ----------------
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(1)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1), using the average of the closing bid and ask prices of
      NeoMedia's common stock of $0.535 per share as reported in the
      Over-the-Counter Bulletin Board on May 20, 2005.
(2)   Registration fee was paid previously.

THE REGISTRANT HEREBY AMENDS THIS REGISTRAITON STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRAITON STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       Subject to Completion or Amendment
                              Dated ________, 2005

                                54,000,000 Shares


                           NEOMEDIA TECHNOLOGIES, INC.

          Shares Underlying Warrants to Purchase Shares of Common Stock
--------------------------------------------------------------------------------

                54,000,000 Shares Underlying Warrants to Purchase
              Shares of Common Stock of NeoMedia Technologies, Inc.

--------------------------------------------------------------------------------

All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than exercise prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).


Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "NEOM". The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on January 23, 2006 was $0.366 per share.

We currently have an additional offering outstanding in connection with our prending acqusition of BSD Software, Inc. ("BSD") On April 5, 2005, we filed a registration statement on Form S-4 (Registration No. 333-123848) to register up to 20,000,000 shares to be issued to BSD shareholders in exchange for all the outstanding shares of BSD. Because the number of shares to be issued in connection with the acquisition of BSD is based on a formula that is dependent on our stock price at the effective time of the merger, we will not know the actual number of shares we will issue until the effective date of the merger. As of January 23, 2006, based on 32,560,897 shares of BSD common stock outstanding, a volume-weighted 5-day average closing price of NeoMedia stock of $0.384, and the share exchange rate outlined in the merger agreement, we would issue an estimated 5,938,580 shares in connection with the acquisition of BSD. This calculation is given for reference only.


This investment in the common stock involves a high degree of risk. Please pay careful attention to all of the information in this Prospectus. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 2 of this registration statement.

--------------------------------------------------------------------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED UNDER THIS REGISTRATION STATEMENT OR DETERMINED IF THIS REGISTRATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

The information in this registration statement is not complete and may be changed. NeoMedia may not distribute these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. The registration statement is not and shall not constitute an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this Prospectus is ________, 2005.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS................................................1
ABOUT NEOMEDIA TECHNOLOGIES, INC.....................................1
RISK FACTORS.........................................................2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..........13
USE OF PROCEEDS.....................................................14
SELLING STOCKHOLDERS................................................15
PLAN OF DISTRIBUTION................................................20
EXPERTS.............................................................21
WHERE YOU CAN FIND MORE INFORMATION.................................22
INFORMATION WE INCORPORATE BY REFERENCE.............................23
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS..................II-1
   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION..........II-1
   ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.............II-1
   ITEM 16. EXHIBITS..............................................II-2
   ITEM 17. UNDERTAKINGS..........................................II-4

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") registering for sale up to an aggregate of 54,000,000 shares of our common stock underlying warrants previously issued to the selling security holders. You should read both this Prospectus and any Prospectus Supplement together with the additional information under the heading "Where You can Find More Information."

         You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or anyone to whom it is unlawful to make an offer or solicitation.

         You should not assume that the information contained in this Prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

         The terms "NeoMedia," "we," "our," and "us" refer to NeoMedia Technologies, Inc. and its subsidiaries unless the context suggests otherwise.


                        ABOUT NEOMEDIA TECHNOLOGIES, INC.

         NeoMedia develops proprietary technologies that link physical information and objects to the Internet marketed under our PaperClickTM brand name.

         NeoMedia is structured as three business units: NeoMedia Internet Software Service ("NISS"), NeoMedia Consulting and Integration Services ("NCIS"), and NeoMedia Micro Paint Repair ("NMPR").

         NISS is the core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. NISS develops and supports our physical world to Internet core technology, including our linking "switch" and NeoMedia's application platforms. NISS also manages our intellectual property portfolio, including the identification and execution of licensing opportunities surrounding the patents.

         NCIS is the original business line upon which NeoMedia was organized. This unit resells client-server equipment and related software, and general and specialized consulting services. Systems integration services also identifies prospects for custom applications based on our products and services. These operations are based in Lisle, Illinois.

         NMPR (micro paint repair offerings) is the business unit encompassing the CSI International chemical line acquired during 2004. NMPR is attempting to commercialize its unique micro-paint repair solution. We completed the acquisition of CSI on February 6, 2004.

                                  RISK FACTORS

         In addition to the other information included in this registration statement, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding whether to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.


                      Risks Related to NeoMedia's Business


NeoMedia has Historically Lost Money and Losses May Continue

      We have incurred substantial losses since our inception, and anticipate continuing to incur substantial losses for the foreseeable future. We incurred a loss of $5,469,000 and $5,493,000 in the nine month periods ended September 30, 2005 and 2004, respectively, and a loss of $7,230,000 in the year ended December 31, 2004 and $5,382,000 in the year ended December 31, 2003. Our accumulated losses were approximately $88,846,000 and $83,377,000 as of September 30, 2005 and December 31, 2004, respectively. As of September 30, 2005 and December 31, 2004 and 2003, we had a working capital (deficit) of approximately ($3,839,000), ($2,597,000) and ($6,526,000), respectively. We had stockholders' equity (deficit) of $5,494,000, $4,392,000 and ($3,203,000) at September 30, 2005, and
December 31, 2004 and 2003, respectively. We generated revenues of $1,721,000, $1,269,000, $1,700,000 and $2,400,000 for the nine month periods ended September 30, 2005 and 2004, and the years ended December 31, 2004 and 2003, respectively. In addition, during the nine month periods ended September 30, 2005 and 2004, and the years ended December 31, 2004 and 2003, we recorded negative cash flows from operations of $5,951,000, $2,500,000, $4,650,000 and $2,979,000,
respectively. To succeed, we must develop new client and customer relationships and substantially increase our revenue derived from improved products and additional value-added services. We have expended, and to the extent we have available financing, we intend to continue to expend, substantial resources to develop and improve our products, increase our value-added services and to market our products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, we may not be able to achieve or sustain profitability.

Our Independent Registered Public Accounting Firm Have Added Going Concern Language To Their Report On Our Consolidated Financial Statements, Which Means That We May Not Be Able To Continue Operations

         The report of Stonefield Josephson, Inc., our independent registered public accounting firm, with respect to our consolidated financial statements and the related notes for the years ended December 31, 2004 and 2003, indicates that, at the date of their report, we had suffered significant recurring losses from operations and our working capital deficit raised substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty.


There is Limited Information Upon Which Investors Can Evaluate Our Business Because The Physical-World-to-Internet Market Has Existed For Only A Short Period Of Time

         The physical-world-to-Internet market in which we operate is a recently developed market. Further, we have conducted operations in this market only since March 1996. Consequently, we have a relatively limited operating history upon which an investor may base an evaluation of our primary business and determine our prospects for achieving our intended business objectives. To date, we have realized limited sales of our physical-world-to-Internet products. We are prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in our business plan. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history in our primary market, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in new and rapidly evolving markets, such as the physical-world-to-Internet space. To address these risks, we must, among other things:

         o     maintain and increase our client base;

         o implement and successfully execute our business and marketing strategy;

         o     continue to develop and upgrade our products;

         o     continually update and improve service offerings and features;

         o     respond to industry and competitive developments; and

         o     attract, retain, and motivate qualified personnel.

         We may not be successful in addressing these risks. If we are unable to do so, its business, prospects, financial condition, and results of operations would be materially and adversely affected.


Our Future Success Depends On The Timely Introduction Of New Products And The Acceptance Of These New Products In The Marketplace

         Rapid technological change and frequent new product introductions are typical for the markets we serve. Our future success will depend in large part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent that we fail to introduce new and innovative products, we may lose market share to our competitors, which may be difficult to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could materially and adversely affect our business.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o     with a price of less than $5.00 per share;

         o     that are not traded on a "recognized" national exchange;

         o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o in issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

         Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.


We Are Uncertain Of The Success Of Our Internet Switching Software Business Unit And The Failure Of This Unit Would Negatively Affect The Price Of Our Stock

         We provide products and services that provide a link from physical objects, including printed material, to the Internet. We can provide no assurance that:

         o this Internet Switching Software business unit will ever achieve profitability;

         o our current product offerings will not be adversely affected by the focusing of its resources on the physical-world-to-Internet space; or

         o     the products we develop will obtain market acceptance.

         In the event that the Internet Switching Software business unit should never achieve profitability, that our current product offerings should so suffer, or that our products fail to obtain market acceptance, our business, prospects, financial condition, and results of operations would be materially adversely affected.

A Large Percentage Of Our Assets Are Intangible Assets, Which Will Have Little Or No Value If Our Operations Are Unsuccessful

         At September 30, 2005, and December 31, 2004 and 2003, approximately 41%, 49% and 65%, respectively, of our total assets were intangible assets, consisting primarily of rights related to our patents, other intellectual property, and chemical formulations, and proprietary process and goodwill related to the acquisition of CSI International, Inc. (now NeoMedia Micro Paint Repair). If our operations are unsuccessful, these assets will have little or no value, which would materially adversely affect the value of our stock and the ability of our stockholders to recoup their investments in our capital stock.

Our Physical-World-To-Internet Marketing Strategy Has Not Been Tested And May Not Result In Success

         To date, we have conducted limited marketing efforts directly relating to our NISS business unit. All of our marketing efforts have been largely untested in the marketplace, and may not result in sales of our products and services. To penetrate the markets in which it competes, we will have to exert significant efforts to create awareness of, and demand for, our products and services. With respect to our marketing efforts conducted directly, we intend to expand our sales staff upon the receipt of sufficient operating capital. Our failure to further develop our marketing capabilities and successfully market our products and services would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our Internally Developed Systems Are Inefficient And May Put Us At A Competitive Disadvantage

         We use internally developed technologies for a portion of its systems integration services, as well as the technologies required to interconnect our clients' and customers' physical-world-to-Internet systems and hardware with our own. As we develop these systems in order to integrate disparate systems and hardware on a case-by-case basis, these systems are inefficient and require a significant amount of customization. Such client and customer-specific customization is time consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems.


We Could Fail to Attract Or Retain Key Personnel

         Our future success will depend in large part on its ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. Our failure to attract and retain qualified personnel could have a material adverse effect on its business, prospects, financial condition, and results of operations.

We Depend Upon Our Senior Management And Their Loss Or Unavailability Could Put Us At A Competitive Disadvantage

         Our success depends largely on the skills of certain key management and technical personnel, including Charles T. Jensen, NeoMedia's President, Chief Executive Officer and Chief Operating Officer, and Charles W. Fritz, NeoMedia's founder and Chairman of the Board of Directors. The loss of the services of Messrs. Jensen or Fritz could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Messrs. Jensen or Mr. Fritz.


We May Be Unsuccessful In Integrating Our Micro Paint Repair Business With Our Current Business

         The success of our Micro Paint Repair business unit could depend on the ability of our executive management to integrate the business plan with the business plan of our NCSI and NISS business units. The NMPR business unit operates in a separate industry from our other two business units.


We May Be Unable To Protect Our Intellectual Property Rights And May Be Liable For Infringing The Intellectual Property Rights Of Others

         Our success in the physical-world-to-Internet and the value-added systems integration markets is dependent upon our proprietary technology, including patents and other intellectual property, and on the ability to protect proprietary technology and other intellectual property rights. In addition, we must conduct our operations without infringing on the proprietary rights of third parties. We also intend to rely upon unpatented trade secrets and the know-how and expertise of its employees, as well as its patents. To protect our proprietary technology and other intellectual property, we rely primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. We have seven patents for our physical-world-to-Internet technology, an additional six patents acquired with the purchase of Secure Source Technologies related to document security, and an additional four patents relating to mobile search and location-based advertising acquired from Loyaltypoint, Inc. in 2005. We also have several trademarks relating to our proprietary products. Although we believe that it has taken appropriate steps to protect our unpatented proprietary rights, including requiring that our employees and third parties who are granted access to NeoMedia's proprietary technology enter into confidentiality agreements, we can provide no assurance that these measures will be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to ours.

         We license from third parties certain software tools that are included in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. We may in the future be required to defend our intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, us. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms or at all, and we may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We Are Exposed To Product Liability Claims And An Uninsured Claim Could Have A Material Adverse Effect On Our Business, Prospects, Financial Condition, And Results Of Operations, As Well As The Value Of Our Stock

         Many of our systems integration projects are critical to the operations of our clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We could, therefore, be subject to claims in connection with the products and services that we sell. We currently maintain product liability insurance. There can be no assurance that:

         o we have contractually limited our liability for such claims adequately or at all; or

         o we would have sufficient resources to satisfy any liability resulting from any such claim.

         The successful assertion of one or more large claims against us could have a material adverse effect on its business, prospects, financial condition, and results of operations.

We Will Not Pay Cash Dividends and Investors May Have To Sell Their Shares In Order To Realize Their Investment

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and marketing of our products and services. As a result, investors may have to sell their shares of common stock to realize their investment.

Some Provisions Of Our Certificate of Incorporation And bylaws May Deter Takeover Attempts, Which May Limit The Opportunity Of Our Stockholders To Sell Their Shares At A Premium To The Then-Current Market Price

         Some of the provisions of our Certificate of Incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then-current market price. On December 10, 1999, our Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right to acquire Series A Preferred Stock of NeoMedia, par value $0.01 per share, on each outstanding share of NeoMedia common stock to stockholders of record on December 10, 1999 and each share of common stock issued thereafter until a pre-defined hostile takeover date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders not engaged in a hostile takeover attempt to receive fair and equal treatment in any proposed takeover of NeoMedia and to guard against partial or two-tiered tender offers, open market accumulations, and other hostile tactics to gain control of NeoMedia. The stockholders rights plan was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. This stockholders rights plan may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in control of NeoMedia. Certain of our directors, officers and principal stockholders, Charles
W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of our "poison pill" plan, as a result of the fact that, as of the plan's adoption, their holdings might have otherwise triggered the "poison pill".

         In addition, our Certificate of Incorporation authorizes the Board of Directors to designate and issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, redemption rights, and sinking fund provisions.

         We are authorized to issue a total of 25,000,000 shares of Preferred Stock, par value $0.01 per share. We have no present plans for the issuance of any preferred stock. However, the issuance of any preferred stock could have a material adverse effect on the rights of holders of our common stock, and, therefore, could reduce the value of shares of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of the Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in NeoMedia's control thereby preserving control by the current stockholders.

                         Risks Relating To Our Industry

The Security of the Internet Poses Risks To The Success Of Our Entire Business

         Concerns over the security of the Internet and other electronic transactions, and the privacy of consumers and merchants, may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions, which may have a material adverse effect on our physical-world-to-Internet business.


We Will Only Be Able To Execute Our Physical-World-To-Internet Business Plan If Mobile Internet Usage and Electronic Commerce Continue To Grow

         Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the mobile Internet, cellular telephones, and other online services as an effective medium of information and commerce. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, or if the infrastructure for the mobile Internet and other online services does not effectively support the growth that may occur, or if the mobile Internet and other online services do not become a viable commercial marketplace, our physical-world-to-Internet business, and therefore our business, prospects, financial condition, and results of operations, could be materially adversely affected. Rapid growth in the use of, and interest in, the mobile Internet, the World Wide Web (the "Web"), and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet, the Web and other online services as a medium of information retrieval or commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, consumers and businesses must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

         In addition, the public in general may not accept the Internet, the Web and other online services as a viable commercial or information marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet, the Web and other online networks continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet, the Web, and online networks may be unable to support the demands placed upon them. In addition, the Internet, the Web or other online networks could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial and informational use of the Internet, the Web, and online networks technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet, the Web or other online services also could result in slower response times and adversely affect usage of the Internet, the Web and other online networks generally and NeoMedia's physical-world-to-Internet product and networks in particular.

We May Not Be Able To Adapt As The Internet, Physical-World-To-Internet, Equipment Resales And Systems Integrations Markets, And Customer Demands Continue To Evolve

         We may not be able to adapt as the Internet,
physical-world-to-Internet, equipment resales and systems integration markets, and consumer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition, and results of operations. The Internet, physical-world-to-Internet, equipment resales, and systems integration markets are characterized by:

         o     rapid technological change;

         o     changes in user and customer requirements and preferences;

         o frequent new product and service introductions embodying new technologies; and

         o the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

         Our success will depend, in part, on our ability to:

         o enhance and improve the responsiveness and functionality of its products and services;

         o license or develop technologies useful in its business on a timely basis;

         o enhance its existing services, and develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective or current customers; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Our Competitors In The Micro Paint Repair Industry Could Duplicate Our Proprietary Processes

         Our success in the micro paint repair industry depends upon proprietary chemical products and processes. There is no guarantee that our competitors will not duplicate our proprietary processes.

We May Not Be Able To Compete Effectively In Markets Where Its Competitors Have More Resources

         While the market for physical-world-to-Internet technology is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         In addition, the equipment resales and systems integration markets are increasingly competitive. We compete in these industries on the basis of a number of factors, including the attractiveness of the services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' needs. A number of these factors are beyond our control. Existing or future competitors may develop or offer products or services that provide significant technological, creative, performance, price, or other advantages over the products and services offered by us.

         Many of our competitors in the Micro Paint Repair business have access to more financial resources as well. We may not be able to penetrate markets or market its products as effectively as our better-funded competitors.

         Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than us. Based on total assets and annual revenues, we are significantly smaller than our two largest competitors in the physical-world-to-Internet industry, the primary focus of our business. Similarly, we compete against significantly larger and better-financed companies in the systems integration and equipment resale businesses, including the manufacturers of the equipment and technologies that we integrate and resell. If we compete with our primary competitors for the same geographical or institutional markets, their financial strength could prevent us from capturing those markets. We may not successfully compete in any market in which we conducts or may conduct operations. In addition, based on the increasing consolidation, price competition and participation of equipment manufacturers in the systems integration and equipment resales markets, we believe that we may no longer be able to compete effectively in these markets in the future. It is for this reason that we have increasingly focused its business plan on competing in the emerging market for physical-world-to-Internet products, as well as our micro paint repair business unit.

In The Future There Could Be Government Regulations And Legal Uncertainties Which Could Harm Our Business

         We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to electronic commerce. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business, prospects, financial condition, and results of operations. Due to the increasing popularity and use of the Internet, the Web and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. The growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet, the Web or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet, the Web and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

         Certain of our proprietary technology allow for the storage of demographic data from our users. In 2000, the European Union adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information collected by our technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

         In addition, certain of our micro paint solutions could be subject to environmental regulations.

                         Risks Specific To This Offering


         As of January 23, 2006, we had 468,649,354 shares of common stock outstanding, and options and warrants to purchase up to an aggregate 171,798,596 shares of common stock. We may also issue additional shares of common stock in connection with our pending acquisition of BSD Software, Inc. ("BSD"). On March 30, 2005, we and Cornell entered into a Standby Equity Distribution Agreement under which Cornell agreed to purchase up to $100 million of our common stock over a two-year period, with the timing and amount of the purchase at our discretion. No shares underlying the new Standby Equity Distribution Agreement are registered with the SEC.


Upon Consummation Of The Pending Merger With BSD, Current BSD Stockholders May Sell Their Shares Of NeoMedia Common Stock To Be Received In the Merger In The Public Market, Which Sales May Cause Our Stock Price To Decline


         BSD's shareholders will receive, for each share of BSD stock owned, NeoMedia stock equivalent to .07 divided by the volume-weighted average price of NeoMedia stock for the five days prior to the effective time of the merger. Based on 32,560,897 outstanding shares of BSD common stock as of January 23, 2006, and assuming a NeoMedia stock price of $0.384 (the volume-weighted average stock price for the five days preceding January 23, 2006), we would issue 5,938,580 shares of common stock to BSD shareholders. However, the actual exchange ratio will vary due to changes in NeoMedia's stock price and any additional issuances of common stock by BSD prior to the effective time of the merger, and will not be known until such effective time of the merger. Such holders may sell the shares of common stock being registered in this offering in the public market, which may cause our stock price to decline.


The Market Price Of Our Securities May Be Volatile

         As a result of the emerging and evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarters, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. An investor should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

         o     the ability to retain existing clients and customers;

         o the ability to attract new clients and customers at a steady rate;

         o     the ability to maintain client satisfaction;

         o the ability to motivate potential clients and customers to acquire and implement new technologies;

         o     the extent to which our products gain market acceptance;

         o     the timing and size of client and customer purchases;

         o     introductions of products and services by competitors;

         o     price competition in the markets in which we compete;

         o the pricing of hardware and software that we resell or integrate into our products;

         o the level of use of the mobile Internet and online services, as well as the rate of market acceptance of physical-world-to-Internet marketing;

         o the ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

         o the ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;

         o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

         o unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and

         o general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.


         Our common stock has traded as low as $0.01 and as high as $0.722 between January 1, 2003 and January 23, 2006. Since April 5, 2005, the approximate date that NeoMedia filed its initial information statement/prospectus relative to its acquisition of and merger with BSD, NeoMedia's stock has been subject to dramatic price volatility. Between April 5, 2005 and January 23, 2006, NeoMedia's stock has traded as low as $0.21 per share and as high as $0.72 per share. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.


NeoMedia common stock has been subject to dramatic price volatility since the filing of the information statement/prospectus relating to the merger with BSD


         Since April 5, 2005, the approximate date that NeoMedia filed its initial information statement/prospectus relative to its acquisition of and merger with BSD, NeoMedia's stock has been subject to dramatic price volatility. Between April 5, 2005 and January 23, 2006, NeoMedia's stock has traded as low as $0.21 per share and as high as $0.72 per share.


You May Suffer Significant Additional Dilution If Outstanding Options And Warrants Are Exercised


         As of January 23, 2006, we had outstanding stock options and warrants to purchase 171,798,596 shares of common stock, some of which have exercise prices at or below the price of our common shares on the public market. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.


You May Suffer Significant Dilution As A Result Of Our Standby Equity Distribution Agreement With Cornell Capital Partner, LP

         During the years ended December 31, 2004 and 2003, we sold 112,743,417 and 98,933,244 shares, respectively, under our Standby Equity Distribution Agreement (and the predecessor of the Standby Equity Distribution Agreement called an Equity Line of Credit) with Cornell Capital Partners, LP. To the extent that cash generated from operations does not meet our cash needs, we could continue to sell additional shares under the Standby Equity Distribution Agreement.

         On March 30, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell under which Cornell agreed to purchase up to $100 million of our common stock over a two-year period, with the timing and amount of the purchase at our discretion. Also on March 30, 2005, we borrowed from Cornell the principal amount of $10,000,000 before discounts and fees in the form of a secured promissory note.

Future Sales Of Common Stock By Our Stockholders Could Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


         The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market as a result of this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Following the pending acquisition of BSD (assuming a NeoMedia stock price at the effective time of the merger of $0.384, which was the volume-weighted average closing price for the five days preceding December 5,
2005), if we sold to Cornell Capital Partners, LP the remainder of the 200,000,000 shares previously registered under its Standby Equity Distribution Agreement, and if all options and warrants were exercised, we would have up to 691,905,662 shares outstanding.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. All 468,649,354 shares of common stock outstanding as of January 23, 2006, are, or upon effectiveness of this registration statement will be, freely tradable without restriction, unless held by our "affiliates."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This registration statement contains or incorporates by reference certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under the section of this registration statement entitled "Risk Factors," many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements.

         All forward-looking statements are qualified by the risks described under the section of this registration statement entitled "Risk Factors" which, if they develop into actual events, could have a material adverse effect on our business, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this registration statement.

         These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

         o inability to protect intellectual property or license third party patents;

         o a significant increase in competitive pressures in the industries in which we compete;

         o less favorable than expected general economic or business conditions, both domestic and foreign, resulting in, among other things, lower than expected revenues;

         o     the impact of competitive products and pricing;

         o     the success of operating initiatives;

         o     availability of qualified personnel;

         o changes in, or the failure to comply with, government regulations; and

         o     adverse changes in the securities markets.

         Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. Stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this registration statement or, in the case of documents incorporated by reference, the date of such documents.

         We undertake no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this registration statement to reflect circumstances existing after the date of this registration statement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as may be required by securities law.

                                 USE OF PROCEEDS

         We will not receive nay proceeds from the sale of shares of common stock by the selling securityholders. We will, however, receive proceeds from the exercise of the warrants held by the selling security holders.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The table identifies the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as described below.

         Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the entities listed below. The following table assumes that the entities listed below will sell all of the common stock offered herein set forth opposite their respective names.

         o Cornell Capital Partners, LP is the holder of a warrant to purchase 50,000,000 shares of our common stock. Mark Angelo, the portfolio manager of Cornell Capital Partners LP, is the natural person who exercises voting and/or dispositive powers over the shares held by Cornell Capital Partners LP.


         o Thornhill Capital LLC provides strategic advisement and evaluation services relating to mergers, acquisitions and financing opportunities for NeoMedia. The shares of common stock being registered in the accompanying registration statement were granted as compensation to Thornhill Capital LLC for the securing of financing on behalf of NeoMedia. Martha Refkin, the president of Thornhill Capital LLC, is the natural person who exercises voting and/or dispositive powers over the shares held by Thornhill Capital LLC.

         The table follows:


                                                                       Percentage of
                                                                        Outstanding
                                                                           Shares                           Percentage of
                                                 Shares                 Beneficially                           Shares
                                              Beneficially                 Owned          Shares to be      Beneficially
                                              Owned Before                 Before          Sold in the       Owned after
Selling Stockholders                            Offering                Offering (1)        Offering        Offering (1)
------------------------------                ------------              --------------    ------------      --------------
Cornell Capital Partners LP                   50,000,000  (2)                 9.6%         50,000,000              0%

Thornhill Capital LLC                         17,000,000  (3)                 3.5%          4,000,000            2.7%
                                              ----------                     -----         ----------            ----
TOTAL                                         67,000,000                     13.1%         54,000,000            2.7%
                                              ==========                     =====         ==========            ====

---------------------------

 (1) Applicable percentage of ownership is based on 468,649,354 shares of common stock outstanding as of January 23, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 23, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 23, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of NeoMedia.


(2) Cornell Capital Partners LP holds a warrant to purchase up to 50,000,000 shares of NeoMedia common stock at an exercise price of $0.20 per share. However, the warrant contains a provision that Cornell may not own more than 9.9% of the outstanding shares of NeoMedia. Beneficial ownership is therefore limited to 9.9% of NeoMedia's outstanding shares. The address of the referenced shareholder is 101 Hudson Street, Suite 3606, Jersey City, NJ, 07302.
(3) Ownership before the offering consists of 9,000,000 warrants to purchase shares of common stock at an exercise price of $0.01 per share, 4,000,000 warrants to purchase shares of common stock at an exercise price of $0.11 per share, and 4,000,000 warrants to purchase shares of common stock at an exercise price of $0.227 per share. The address of the referenced holder(s) is c/o Martha Refkin, 10435 Via Balestri Dr., Miromar Lakes, FL 33913.

Material Transactions With Selling Stockholders

     Standby Equity Distribution Agreement with Cornell

     On February 11, 2003, NeoMedia and Cornell entered into an Equity Line of Credit Agreement under which Cornell agreed to purchase up to $10 million of our common stock over a two-year period, with the timing and amount of the purchase at our discretion. The maximum amount of each purchase was $150,000 with a minimum of seven days between purchases. The shares were valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by NeoMedia. We paid 5% of the gross proceeds of each purchase to Cornell.


      On October 27, 2003, NeoMedia and Cornell entered into a $20 million Standby Equity Distribution Agreement (the "2003 SEDA"). The terms of the agreement are identical to the terms of the previous Equity Line of Credit, except that the maximum "draw" under the new agreement is $280,000 per week, not to exceed $840,000 in any 30-day period, and Cornell will purchase up to $20 million of our common stock over a two-year period. As a commitment fee for Cornell to enter into the 2003 SEDA, we issued 10 million warrants to Cornell with an exercise price of $0.05 per share, and a term of five years. Cornell exercised the warrants in January 2004, resulting in $500,000 cash receipts to us. In November 2003, we registered 200 million shares under the 2003 SEDA. In April 2004, we registered 40 million shares of common stock underlying warrants granted to Cornell in connection with a promissory note issued by us to Cornell (see "Notes Payable to Cornell" below). The 2003 SEDA expired on January 9, 2006.


     During the years ended December 31, 2004 and 2003, we sold 112,743,417 and 98,933,244 shares, respectively, of our common stock to Cornell under the Standby Equity Distribution Agreement and Equity Line of Credit. The following table summarizes funding received and from, and shares sold to, Cornell during the years ended December 31, 2004 and 2003:

                                                   Year Ended December 31,
                                              --------------------------------
                                                  2004              2003
                                              --------------    --------------
Number of shares sold to Cornell                112,743,417        98,933,244

Gross Proceeds from sale of shares to
Cornell                                          10,123,000         9,565,000
Less: discounts and fees*                       (1,967,000)       (6,772,000)
                                              --------------    --------------
   Net Proceeds from sale of shares to
Cornell                                          $8,156,000        $2,793,000
                                              --------------    --------------

* - Per Equity line of Credit Agreement, stock is valued at 98% of the lowest closing bid price during the week it is sold

During the nine months ended September 30, 2005, we sold 19,337,119 shares of our common stock to Cornell under the 2003 SEDA. The following table summarizes funding received from Cornell during the three and nine month periods ended September 30, 2005 and 2004:

                                                                 2005
                                     ------------------------------------------------------------
                                                                                        Nine
                                                                                        Months
                                        First          Second           Third           Ended
                                       Quarter         Quarter         Quarter         Sept. 30
                                     ------------    ------------    ------------    ------------
Number of shares sold to Cornell        6,998,931       7,258,094       5,080,094      19,337,119

Gross Proceeds from sale of shares   $  1,709,000    $  3,219,000    $  2,130,000    $  7,058,000
Less: discounts and fees*                (204,000)       (489,000)       (170,000)       (863,000)
                                     ------------    ------------    ------------    ------------
   Net Proceeds from sale of
     shares                          $  1,505,000    $  2,730,000    $  1,960,000    $  6,195,000
                                     ------------    ------------    ------------    ------------

                                                                 2004
                                     ------------------------------------------------------------
                                                                                        Nine
                                                                                        Months
                                        First          Second           Third           Ended
                                       Quarter         Quarter         Quarter         Sept. 30
                                     ------------    ------------    ------------    ------------
Number of shares sold to Cornell       21,282,203      29,819,873      36,685,664      87,787,740

Gross Proceeds from sale of shares   $  2,332,000    $  2,308,000    $  2,734,000    $  7,374,000
Less: discounts and fees*                (500,000)       (465,000)       (483,000)     (1,448,000)
                                     ------------    ------------    ------------    ------------
   Net Proceeds from sale of
     shares                          $  1,832,000    $  1,843,000    $  2,251,000    $  5,926,000
                                     ------------    ------------    ------------    ------------

* Pursuant to the terms of the 2003 SEDA , stock is valued at 98% of the lowest closing bid price during the week it is sold

     On March 30, 2005, NeoMedia and Cornell entered into a Standby Equity Distribution Agreement (the "2005 SEDA") under which Cornell agreed to purchase up to $100 million of our common stock over a two-year period, with the timing and amount of the purchase at our discretion. The maximum amount of each purchase would be $2,000,000 with a minimum of five business days between advances. The shares would be valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by us, and we would pay 5% of the gross proceeds of each purchase to Cornell. Concurrent with the SEDA, we entered into an escrow agreement with Cornell and an escrow agent, under which the escrow agent holds in an escrow account shares of our common stock, and the cash paid by Cornell for such shares, issued pursuant to an advance under the SEDA. The shares and funds can only be released upon receipt by the escrow agent of a joint disbursement instruction signed by NeoMedia and Cornell. The escrow agent is David Gonzalez, Esq., who is also employed by Cornell.

     As a commitment fee for Cornell to enter into the 2005 SEDA, we issued 50 million warrants to Cornell with an exercise price of $0.20 per share, and a term of three years, and also paid a cash commitment fee of $1 million. If shares of NeoMedia's common stock underlying the warrant are covered by an effective registration statement and if the closing bid price of NeoMedia's common stock is above $0.30 for five consecutive business days, NeoMedia may force conversion of the warrant. We also issued 4 million warrants with an exercise price of $0.227 to a consultant as a fee for negotiating and structuring the 2005 SEDA. As of March 31, 2005, we recorded the $12.3 million fair value of the warrants to "Deferred equity financing costs" and, upon effectiveness of the 2005 SEDA, will amortize this amount to additional paid-in capital straight-line over the two-year life of the 2005 SEDA.


      The 2005 SEDA would become available at the time the SEC declares effective a registration statement containing such shares.


         Promissory Notes Payable to Cornell


      On March 30, 2005, we borrowed from Cornell the principal amount of $10,000,000 before discounts and fees in the form of a secured promissory note. Cornell withheld structuring and escrow fees of $68,000 related to the note. The note is scheduled to be repaid at a rate of $1,120,000 per month commencing May 1, 2005, which was subsequently changed to $840,000 per month, continuing until principal and interest are paid in full. The note accrues interest at a rate of 8% per annum on any unpaid principal. We have the option to prepay any remaining principal of the note in cash without penalty. In connection with the note, we and Cornell entered into a Security Agreement under which the note is secured by all of our assets other than our patents and patent applications. We also escrowed 25,000,000 shares of its common restricted stock as security for the note. As of January 23, 2006, we had made payments of $7,210,000 against the principal.


         On October 18, 2004, we borrowed from Cornell the gross amount of $1,085,000 before discounts and fees. Cornell withheld a retention fee of $85,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during the first quarter of 2005. We invested the proceeds from the note in iPoint-media pursuant to the investment agreement between us and I-Point Media Ltd.

         On August 6, 2004, we borrowed from Cornell the gross amount of $2,000,000 before discounts and fees. Cornell withheld a retention fee of $153,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

         On July 2, 2004, we borrowed from Cornell the gross amount of $1,000,000 before discounts and fees. Cornell withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

         On April 8, 2004, we borrowed from Cornell the gross amount of $1,000,000 before discounts and fees. Cornell withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

         On January 20, 2004, we borrowed from Cornell the gross amount of $4,000,000 before discounts and fees. Of the $4,000,000 funding, $2,500,000 was used to fund the acquisition of CSI International, Inc. during February 2004. Cornell withheld a $315,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

         We also granted to Cornell 40,000,000 warrants to purchase shares of our stock with an exercise price of $0.05 per share during January 2004. In April 2004, we filed a Form SB-2 to register 40 million shares underlying warrants granted to Cornell (and subsequently transferred by Cornell to Stone Street Asset Management LLC) in connection with a promissory note issued by the Company to Cornell. In May 2004, the Form SB-2 was declared effective by the Securities and Exchange Commission. The fair value of the warrants using the Black-Scholes pricing model was $5,000,000. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", we have compared the relative fair values of the warrants and the face value of the notes, and has allocated a value of $2.5 million to the warrants. Of the $2.5 million, $2 million was allocated to the $4 million note issued in January 2004 and $0.5 million against the $1 million note in April 2004. The $2.5 million was recorded as a discount against the carrying value of the note. The $2.5 million that was allocated to the notes is considered a discount on the promissory notes, and therefore was amortized over the life of the notes using the effective interest method, in accordance with Staff Accounting Bulletin No. 77, Topic 2.A.6, "Debt Issue Costs" of SFAS 141, "Business Combinations". Accordingly, we recorded an amortization of discount of $2,500,000 related to the warrants during the year ended December31, 2004. Stone Street Asset Management LLC exercised the warrants during November 2004, resulting in net funds to us of $2 million.

         On September 11, 2003, we received funding in the form of a promissory note from Cornell in the gross amount of $500,000 before discounts and fees. The note was repaid in full during 2003.

         On September 2, 2003, we borrowed from Cornell the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

         On August 1, 2003, we borrowed from Cornell the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

         On July 21, 2003, we borrowed from Cornell the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

         On June 24, 2003, we borrowed from Cornell the gross amount of $400,000 before discounts and fees. The note was repaid in full during 2003.

         On May 27, 2003, we borrowed from Cornell the gross amount of $245,000 before discounts and fees. The note was repaid in full during 2003.

         On March 13, 2003, we borrowed from Cornell the gross amount of $262,000 before discounts and fees. The note was repaid in full during 2003.


Thornhill Capital

         On March 30, 2005 we issued 4 million warrants with an exercise price of $0.227 to Thornhill as a fee for negotiating and structuring the $100 million SEDA with Cornell.

         On January 29, 2004, we entered into a consulting agreement with Thornhill Capital LLP that pays Thornhill $15,000 per month for assistance in connection with potential acquisitions transactions, and corporate strategy planning. The contract has a term of two years and automatically renews for successive one-year periods if not cancelled by either party.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $37,500. The offering expenses consist of: printing expenses of $2,500, accounting fees of $15,000, legal fees of $15,000 and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive the exercise price of $0.20 per share upon exercise of 50,000,000 warrants being registered in the name of Cornell Capital Partners LP, the exercise price of $0.227 per share upon exercise of 4,000,000 warrants being registered in the name of Thornhill Capital LLC and the exercise price of $0.01 per share upon exercise of 9,000,000 warrants being registered in the name of Thornhill Capital LLC.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for NeoMedia by Kirkpatrick & Lockhart Nicholson Graham LLP.


                                     EXPERTS

         The audited consolidated financial statements of NeoMedia Technologies, Inc. and its subsidiaries for the years ended December 31, 2004 and 2003 have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding NeoMedia's ability to continue as a going concern, as discussed in Note 1 to the consolidated financial statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other documents with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our website is www.neom.com.

         We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to NeoMedia and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

         As allowed by SEC rules, this registration statement does not contain all the information you can find in the registration statement on Form S-3 filed by NeoMedia and the exhibits to the registration statement. The SEC allows NeoMedia to "incorporate by reference" information into this registration statement, which means that NeoMedia can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement. This registration statement incorporates by reference the documents set forth below that NeoMedia has previously filed with the SEC. These documents contain important information about the companies and their financial condition.

         This registration statement incorporates important business and financial information about NeoMedia from documents that are not included in or delivered with this registration statement. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this registration statement by requesting them in writing, by telephone or by e-mail from the Company at the following address:


                               NeoMedia Technologies, Inc.
                               2201 Second Street, Suite 600
                               Ft. Myers, FL 33901
                               Attention:    CFO
                               Telephone:    (239) 337-3434
                               Telecopier:   (239) 337-3668

                     INFORMATION WE INCORPORATE BY REFERENCE

         Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by us with the Securities and Exchange Commission pursuant to the Exchange Act of 1934. The information that is incorporated by reference consists of:

         o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

         o Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004

         o Quarterly Report on Form 10-QSB for the three months ended March 31, 2005;

         o Quarterly Report on Form 10-QSB for the three and six months ended June 30, 2005

          o Quarterly Report on Form 10-QSB for the three and nine months ended September 30, 2005

          o Current Reports on Form 8-K filed on December 15, 2005, October 6, 2005, September 29, 2005, August 31, 2005, August 1, 2005,
               April 22, 2005, April 13, 2005, April 1, 2005, March 31, 2005,
               March 24, 2005, and March 1, 2005;

         o The description of our common stock contained in our Form 8-A filed with SEC on November 18, 1996 (File No. 000-21743).

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement and subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed incorporated by reference in this prospectus and made a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein or in any prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


      Beginning on page F-1 hereto, we have provided audited financial statements for the years ended December 31, 2004 and 2003, and unaudited interim financial sstatements for the nine months ended September 30, 2005, for Mobot, Inc., a material probable acquisition that is subject to a non-binding letter of intent.


         We will provide without charge to each person who is delivered a prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to Investor Relations, NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Ft. Myers, FL, 33901,
Telephone: (239) 337-3434.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors of Mobot, Inc.
Lexington, Massachusetts

We have audited the accompanying balance sheet of Mobot, Inc. (a development stage company) as of December 31, 2004, and the related statements of operations and stockholders' deficit and cash flows for the year then ended and for the period from September 8, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobot, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended and for the period from September 8, 2003 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
October 11, 2005

Mobot, Inc.
(A Development Stage Company)
Balance Sheet
--------------------------------------------------------------------------------

                                                                    December 31,
                                                                        2004
                                                                      ---------
Assets

Current assets:

   Cash                                                               $ 290,000
   Prepaid expenses                                                       2,937
                                                                      ---------

       Total current assets                                             292,937
                                                                      ---------

Property and equipment, net                                               4,055
Intangible assets, net                                                    4,668
Security deposit                                                          7,303
                                                                      ---------

           Total assets                                               $ 308,963
                                                                      =========

Liabilities and Stockholders' Deficit

Current liabilities:

   Accounts payable                                                   $  16,071
   Accrued expenses                                                       4,613
   Accrued interest                                                       5,945
                                                                      ---------

       Total current liabilities                                         26,629
                                                                      ---------

Convertible debentures                                                  500,000

Stockholders' deficit:

   Common stock, $0.01 par value, 10,000 shares authorized,
     1,659 shares outstanding                                                17
   Additional paid-in capital                                               652
   Deficit accumulated in the development stage                        (218,335)
                                                                      ---------

       Total stockholders' deficit                                     (217,666)
                                                                      ---------

           Total liabilities and stockholders' deficit                $ 308,963
                                                                      =========






The accompanying notes form an integral part of these consolidated financial statements.

Mobot, Inc.
(A Development Stage Company)
Statement of Operations
--------------------------------------------------------------------------------

                                                                   From Inception
                                                                   of Development
                                                                       Stage
                                                                   (September 8,
                                                       Year Ended      2003 to
                                                       December 31,  December 31,
                                                           2004          2004)
                                                        ---------     ---------
Net sales                                               $      --     $      --

Cost of goods sold                                             --            --
                                                        ---------     ---------

       Gross profit                                            --            --

Operating, general and administrative expenses:

   Selling and marketing expenses                          22,448        22,448
   General and administrative expenses                    190,245       190,245
                                                        ---------     ---------

       Total operating expenses                           212,693       212,693
                                                        ---------     ---------

Operating loss                                           (212,693)     (212,693)

Interest expense                                           (5,642)       (5,642)
                                                        ---------     ---------

Net loss                                                $(218,335)    $(218,335)
                                                        =========     =========

The accompanying notes form an integral part of these consolidated financial statements.

Mobot, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
--------------------------------------------------------------------------------

  From Inception of Development Stage (September 8, 2003 to December 31, 2004)


                                                                                Deficit
                                                                              Accumulated
                                        Common Stock            Additional       in the
                                   ------------------------       Paid In     Development
                                     Shares         Amount        Capital        Stage           Totals
                                   ---------      ---------      ---------      ---------       ---------
Balance at September 8, 2003
(inception), stock issued
at $0.01 per share                     1,000      $      10      $      --      $      --       $      10
                                   ---------      ---------      ---------      ---------       ---------

Balance, December 31, 2003             1,000      $      10      $      --      $      --       $      10

Restricted stock issued on
September 24, 2004 for sale

at $1.00 per share                        70              1             69             --              70

Restricted stock issued on
September 24, 2004 and
November 29, 2004 for sale at
$1.00 per share with a
forfeiture clause                        560              6            554             --             560

Restricted stock issued on
November 29, 2004 for sale
at $1.00 per share                        29             --             29             --              29

Net loss                                  --             --             --       (218,335)       (218,335)
                                   ---------      ---------      ---------      ---------       ---------

Balance, December 31, 2004             1,659      $      17      $     652      $(218,335)      $(217,666)
                                   =========      =========      =========      =========       =========

The accompanying notes form an integral part of these consolidated financial statements.

Mobot, Inc.
(A Development Stage Company)
Statement of Cash Flows
Increase (Decrease) in Cash
--------------------------------------------------------------------------------

                                                                           From Inception
                                                                           Of Development
                                                                                Stage
                                                                            (September 8,
                                                             Year Ended        2003 to
                                                             December 31,    December 31,
                                                                 2004            2004)
                                                              ---------       ---------
Cash flows from operating activities:

   Net loss                                                   $(218,335)      $(218,335)
   Adjustments to reconcile net loss to net cash
     Provided by operating activities:
       Depreciation and amortization                                555             555
       Changes in operating assets and liabilities:
           Prepaid expenses                                      (2,937)         (2,937)
           Security deposit                                      (7,303)         (7,303)
           Accounts payable                                      16,071          16,071
           Accrued expenses                                       4,613           4,613
           Accrued interest                                       5,945           5,945
                                                              ---------       ---------

                Net cash used for operating activities         (201,391)       (201,391)

Cash flows used for investing activities:

   Purchase of property and equipment                            (4,278)         (4,278)
   Purchase of intangible asset                                  (5,000)         (5,000)
                                                              ---------       ---------

                Net cash used for investing activities           (9,278)         (9,278)

Cash flows provided by financing activities:

   Convertible debenture                                        500,000         500,000
   Proceeds from issuance of stock                                  659             669
                                                              ---------       ---------

                Net cash provide by financing activities        500,659         500,669

Net increase in cash                                            289,990         290,000

Cash, beginning of period                                            10              --
                                                              ---------       ---------

Cash, end of period                                           $ 290,000       $ 290,000
                                                              =========       =========

The accompanying notes form an integral part of these consolidated financial statements.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(1)  Basis of Presentation and Summary of Operations:

     Basis of Presentation

     Mobot, Inc., a Massachusetts corporation referred to as "Mobot" or the "Company," was originally incorporated under the laws of Delaware under the name Ilumena Corporation on September 8, 2003 (inception) and had no activity during the year ended December 31, 2003. On September 16, 2004 the Board of Directors approved to have the Company's name officially changed to Mobot, Inc. Mobot is in the business of connecting consumers using any camera phone on any wireless carrier to brands, mobile content and commerce. No complex codes, navigation or changes to cross-media campaigns are required.

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has reported net losses of $218,335 for the year ended December 31, 2004, and has retained deficit of $218,335 as of December 31, 2004. In addition, the Company has a cash balance of $290,000 and working capital of $266,308 as of December 31, 2004.

     Going Concern

     The Company cannot be certain that anticipated revenues from operations will be sufficient to satisfy its ongoing capital requirements. Management's belief is based on the Company's operating plan, which in turn is based on assumptions that may prove to be incorrect. If the Company's financial resources are insufficient the Company may require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity, debt, or another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

(2)  Summary of Significant Accounting Policies:

     Development Stage Company

     The Company has not generated any significant revenue since inception. The accompanying financial statements have been prepared using the accounting formats prescribed for development stage companies.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(2)  Summary of Significant Accounting Policies (Continued):

     Use of Estimates

     The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company's management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, valuation allowances for deferred income tax assets, accounts receivable, accruals and other factors. Actual results could differ from those estimates.

     Cash

     For the purposes of the balance sheet and statement of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents. The Company maintains bank accounts with balances which, at times, that may exceed federally insured limits. The Company has not experienced any losses on such accounts. The Company believes it is not exposed to any significant risk on bank deposit accounts. The Company had a cash balance of $290,000 as of December 31, 2004, which exceeded federally insured limit.

     Property and Equipment

     Property and equipment consists primarily of computer equipment having a useful life of 3 years and are carried at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are charged to expense as incurred. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining life of the asset.

     Intangible Asset

     Intangible asset consists of a domain name and is carried at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over estimated useful life of 5 years. Upon retirement or sale, cost and accumulated amortization are removed from the accounts and any gain or loss is reflected in the statement of operations.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(2)  Summary of Significant Accounting Policies (Continued):

     Income Taxes

     In accordance with SFAS No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2004.

     Advertising Costs

     The Company expenses the cost of advertising and promoting its services as incurred. There were no advertising expenses incurred for the year ended December 31, 2004.

     Fair Value of Financial Instruments

     For certain of the Company's financial instruments, including cash, short-term bank borrowings, accounts payable and other accrued liabilities, the carrying amounts approximate fair value due to their short-term maturities. The fair value of long-term obligations approximates its carrying value as the existing contract interest rates are comparable to market rates currently offered to the Company for similar debt instruments with similar maturities.

(3)  Recently Issued Accounting Pronouncements:

     In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(3)  Recently Issued Accounting Pronouncements (Continued):

     Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005.

     In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows. In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our consolidated financial statements.

     In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes that SFAS 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(3)  Recently Issued Accounting Pronouncements (Continued):

     beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     In December 2004, the FASB issued SFAS No.123 "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The adoption of this standard will not have any impact on the Company's results of operations or financial position as the Company does not participate in the related activities.

     In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

     In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs" an amendment of Accounting Research Bulletin ("ARB") No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This SFAS requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this SFAS requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Companies are required to adopt the provisions of this Statement for fiscal years beginning after June 15, 2005. The adoption of this standard will not have any impact on the Company's results of operations or financial position.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(4)  Property and Equipment:

                                                              December 31,
                                                                  2004
                                                           ------------------
              Computer equipment                           $            4,278
              Less accumulated depreciation                               223
                                                           ------------------
              Computer equipment, net                      $            4,055
                                                           ==================

     Depreciation expense was $223 for the year ended December 31, 2004.

(5)  Intangible Asset:

                                                              December 31,
                                                                  2004
                                                           ------------------
              Domain name                                  $            5,000
              Less accumulated amortization                               332
                                                           ------------------
              Domain name, net                             $            4,668
                                                           ==================

     Amortization expense was $332 for the year ended December 31, 2004.

(6)  Income Taxes:

     The Company had net operating loss carry forwards of approximately $193,400. The loss expires in 2024. The Company believes it is more likely than not that it will not realize the future tax benefits of its operating loss carry forwards and has provided a full valuation allowance as of December 31, 2004.

     The components of current and deferred income tax expense (benefit) are as follows:

                                                              December 31,
                                                                  2004
                                                           ------------------
              Current:
                    State                                  $               --
                    Federal                                                --

              Deferred:
                    State                                                  --
                    Federal                                                --
                                                           ------------------

                    Net income tax expense                 $               --
                                                           ==================

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(6)  Income Taxes (Continued):

     A reconciliation of income taxes between the statutory and effective tax rates on income before income taxes is as follows:

                                                                 December 31,
                                                                     2004
                                                               ---------------
              Computed statutory income tax expense (benefit)  $      (74,234)
                 State income tax, net of federal                     (20,742)
                 Meals and entertainment                                   720
                 Depreciation                                            (179)
                 Accrual to cash                                        10,306
              Change in valuation allowance                           (84,129)
                                                               ---------------
                                                               $            --
                                                               ===============


         The components of deferred income taxes are as follows:

                                                                 December 31,
                                                                     2004
                                                               ---------------
              Deferred tax assets:
                    Net operating loss carry forward           $      (84,129)
              Deferred tax liabilities:
                   Accelerated depreciation
                     on property & equipment                              (179)
                   Accrual to cash                                      10,306
                                                               ---------------
                         Net deferred tax assets                      (74,002)

                         Valuation allowance                            74,002
                                                               ---------------

                                                               $            --
                                                               ===============

(7)  Equity:

     Common Stock

     Each of the eight holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is duly authorized and validly issued, fully-paid, and non-assessable.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(7)  Equity:

     Forfeiture Clause

     During the year, the Company issued 560 shares to key employees. If employment with the Company terminates before four years from the date of issuance, the employee will be required to forfeit a certain number of shares, based upon a predetermined schedule. The Company retains the right to purchasing back these forfeited shares at the original purchase price.

     Equity Incentive Plan

     On September 16, 2004, the Company adopted an incentive plan called the "2004 Equity Incentive Plan" providing for the issuance of up to 900 shares of the Company's common stock pursuant to grants of restricted stock or stock options under the plan.

(8)  Commitments and Contingencies:

     The Company leases its office facility under an operating lease with an expiration date of April 30, 2006. For the year ended December 31, 2004, Mobot incurred rent expense of $5,817.

     The following is a schedule of the future minimum payments under the non-cancelable operating lease in effect as of December 31, 2004:

                                                                 Operating
                                                                   Leases
                                                               --------------
           Year Ended December 31,

                    2005                                       $       46,788
                    2006                                               17,577
                                                               --------------

                      Total minimum payments                   $       64,365
                                                               ==============

         In the normal course of business the Company is subject to various claims and litigation. The Company does not currently have any pending or threatening litigation.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(9)  Convertible Debentures:

     In August and October of 2004, the Company entered into two five-year $250,000 convertible debenture financing agreements. These agreements accrue interest at 4% per annum and can be paid after twelve months with no prepayment penalties. As of December 31, 2004, the Company recognized accrued interest on the debentures in the amount of $5,945. Neither agreement has a repayment schedule and are payable in full, including accrued interest, at August and October of 2009.

     The debentures have conversion rights that allows for the debentures to be converted into 333 shares of the Company's common stock only as follows:
     (1) from and after the date that is twelve months following the closing if the Company has not completed a major equity financing producing proceeds to the Company of at least $3 million prior to such date, (2) in the event of an initial public offering, (3) in the event of a sale of the Company. In the event of an initial public offering a sale of the Company, the Company will notify the debenture holders they have the right to convert the debentures within ten days of such notice at a conversion rate of $1,500 per share. The debentures do not have a beneficial conversion feature.

     The debentures also have stock warrants that are issuable upon conversion or exchange of the debentures at 50% of the number of shares converted to common shares.

(10) Subsequent Events:

     On July 27, 2005, Mobot signed a non-binding Letter of Intent to be purchased by NeoMedia Technologies, Inc. ("NeoMedia"), of Fort Myers, Florida. NeoMedia has three distinct business units, NeoMedia Internet Software Service that offers technologies if linking the physical world to the internet, NeoMedia Consulting and Intergration Services that offers resale of computer hardware and software and NeoMedia Micro Paint Repair that offers technologies in the micro paint industry.

     The Letter of Intent calls for NeoMedia to acquire all of the outstanding shares of Mobot in exchange for $3,500,000 cash and $6,500,000 in shares of NeoMedia common stock. The LOI is subject to due diligence by both parties.

Mobot, Inc.
(A Development Stage Company)
Notes to Financial Statements
Year Ended December 31, 2004
--------------------------------------------------------------------------------

(10) Subsequent Events (Continued):

     On July 28, 2005, Mobot borrowed from NeoMedia the principal amount of $600,000 in the form of an unsecured promissory note. The Note accrues interest at a rate of 6% per annum. The Note will be forgiven upon signing of a definitive purchase agreement for the acquisition of all of the outstanding shares of Mobot by NeoMedia, as contemplated by the Letter of Intent. In the event the acquisition is not consummated, the Note will become due 90 days after written notice of cancellation of the Letter of Intent. In the event the Letter of Intent is terminated and the Note is not repaid within 90 days of such cancellation, the note will convert into shares of Mobot common stock with a value equal to the unpaid principal and accrued interest on the Note.

     In the event a definitive purchase agreement is not executed by the parties, or the Letter of Intent is not terminated by September 26, 2005, Mobot has the right to demand an additional $200,000 loan from NeoMedia. On September 26, 2005, Mobot exercised its right and received the additional $200,000 loan. Further, in the event a definitive purchase agreement is not executed by the parties or the Letter of Intent is not terminated by October 26, 2005, Mobot has the right to demand an additional $200,000 loan from NeoMedia. On October 26, 2005, Mobot exercised its right and received the additional $200,000 loan. Both of the additional loans are in the form of unsecured promissory notes subject to the same terms as the original $600,000 note.

SUPPLEMENTARY FINANCIAL INFORMATION

The following information presents Mobot, Inc.'s unaudited quarterly operating results for the nine months ended September 30, 2005 and 2004. The data has been prepared by Mobot, Inc. on a basis consistent with the Financial Statements included elsewhere in this registration statement, and includes all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation thereof. These operating results are not necessarily indicative of our future performance.

Mobot, Inc.
Balance Sheet - unaudited
September 30, 2005
--------------------------------------------------------------------------------


Assets

Current assets:

   Cash                                                          $   440,793
   Accounts receivable                                                 1,250
   Prepaid expenses                                                    5,636
                                                                 -----------

           Total current assets                                      447,679
                                                                 -----------

Property and equipment, net                                           10,915
Intangible assets, net                                                 9,031
Security deposit                                                       7,303
                                                                 -----------

                                                                 $   474,928
                                                                 ===========

Liabilities and Stockholders' Deficit

Current liabilities:

   Accounts payable                                              $    47,634
   Accrued interest                                                   20,945
   Deferred revenue                                                   52,639
   Accrued salaries                                                  188,917
   Note payable                                                      800,000
                                                                 -----------


           Total current liabilities                               1,110,135
                                                                 -----------

Convertible debentures                                               500,000
                                                                 -----------

Stockholders' deficit:

   Common stock, $0.01 par value, 10,000 shares authorized,
     1,834 shares issued and outstanding                                  18
   Additional paid-in capital                                            855
   Accumulated deficit                                            (1,136,080)
                                                                 -----------

           Total stockholders' deficit                            (1,135,207)
                                                                 -----------

                                                                 $   474,928
                                                                 ===========

The accompanying notes form an integral part of these financial statements.

Mobot, Inc.
Statements of Operations - unaudited
--------------------------------------------------------------------------------------


                                                  Nine Months             Nine Months
                                                     Ended                   Ended
                                                  September 30            September 30
                                                     2005                    2004
                                                  -----------             -----------
Net sales                                         $   143,961             $        --

Cost of goods sold                                         --                      --
                                                  -----------             -----------

Gross profit                                          143,961                      --
                                                  -----------             -----------

Operating expenses:

   Selling and marketing expenses                     115,581                  19,519
   General and administrative expenses                930,829                  57,019
                                                  -----------             -----------

       Total operating expenses                     1,046,410                  76,538
                                                  -----------             -----------

Operating loss                                       (902,449)                (76,538)

Interest expense                                      (15,296)                     74
                                                  -----------             -----------

Net loss                                          $  (917,745)            $   (76,464)
                                                  ===========             ===========

The accompanying notes form an integral part of these financial statements.

Mobot, Inc.
Statements of Cash Flows - unaudited
Increase (Decrease) in Cash
-------------------------------------------------------------------------------------------------

                                                             Nine Months           Nine Months
                                                                Ended                 Ended
                                                            September 30,       September 30,
                                                                2005                  2004
                                                          -----------------     -----------------
Cash flows from operating activities:
   Net loss                                               $        (917,745)    $        (76,464)
   Adjustments to reconcile net loss to net cash
     Provided by operating activities:
     Depreciation and amortization                                    2,154                     -
     Changes in operating assets and liabilities:
       Accounts receivable                                           (1,250)                    -
       Prepaid expenses                                              (2,699)                    -
       Security deposit                                                   -                     -
       Accounts payable                                              31,563                25,596
       Accrued interest                                              15,000                     -
       Deferred revenue                                              52,639                     -
       Deferred salaries                                            184,304                     -
                                                          -----------------     -----------------
              Net cash used for operating
                activities                                         (636,034)             (50,868)
                                                          -----------------     -----------------

Cash flows used for investing activities:

   Investment in patents                                             (9,031)                    -
   Purchase of property and equipment                                (4,346)                    -
   Purchase of intangible asset                                           -                     -
                                                          -----------------     -----------------

                Net cash used for investing
                  activities                                        (13,377)                    -
                                                          -----------------     -----------------

Cash flows provided by financing activities:

   Proceeds from convertible debenture                                    -               250,000
   Loan                                                             800,000                     -
   Proceeds from note payable                                       100,000                     -
   Repayment of note payable                                       (100,000)                    -
   Proceeds from issuance of stock                                      204                     -
                                                          -----------------     -----------------

                Net cash provided by financing
                  activities                                        800,204               250,000
                                                          -----------------     -----------------

Net increase in cash                                                150,793               199,132
Cash, beginning of period                                           290,000                    10
                                                          -----------------     -----------------

Cash, end of period                                       $         440,793     $         199,142
                                                          =================     =================

The accompanying notes form an integral part of these financial statements.

Mobot, Inc.
Notes to Financial Statements - unaudited

Nine Months Ended September 30, 2005 and 2004

 (1)     Basis of Presentation and Summary of Operations:

         Basis of Presentation

              Mobot, Inc., a Delaware corporation referred to as "Mobot" or the "Company," was originally incorporated under the laws of Delaware under the name Ilumena Corporation on September 8, 2003 (inception) and had no activity during the year ended December 31, 2003. On September 16, 2004 the Board of Directors approved to have the Company's name officially changed to Mobot, Inc. Mobot is in the business of connecting consumers using any camera phone on any wireless carrier to brands, mobile content and commerce. No complex codes, navigation or changes to cross-media campaigns are required.

              On July 27, 2005, Mobot signed a non-binding Letter of Intent ("Letter of Intent") to be purchased by NeoMedia Technologies, Inc. ("NeoMedia"), of Fort Myers, Florida. NeoMedia has three distinct business units, NeoMedia Internet Software Service that offers technologies if linking the physical world to the internet, NeoMedia Consulting and Integration Services that offers resale of computer hardware and software and NeoMedia Micro Paint Repair that offers technologies in the micro paint industry. The Letter of Intent calls for NeoMedia to acquire all of the outstanding shares of Mobot in exchange for $3,500,000 cash and $6,500,000 in shares of NeoMedia common stock. The LOI is subject to due diligence by both parties.


         Going Concern

              The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has reported net losses of $917,745 and $76,464 for the periods ended September 30, 2005 and 2004, respectively, and has retained deficits of $1,136,080 and $76,464 as of September 30, 2005 and 2004,
              respectively. In addition, the Company has cash balances of $440,793 as of September 30, 2005.

              The Company cannot be certain that anticipated revenues from operations will be sufficient to satisfy its ongoing capital requirements. Management's belief is based on the Company's operating plan, which in turn is based on assumptions that may prove to be incorrect. If the Company's financial resources are insufficient the Company may require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity, debt, or another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

(2)   Summary of Significant Accounting Policies:

       Revenue Recognition

              The Company records revenue in accordance with SEC Staff Accounting Bulletin No. 104 ("SAB 104") Revenue Recognition in Financial Statements SAB No. 104 requires that sales be recognized when a persuasive evidence of an arrangement exists, the price to the customer is fixed and determinable price, delivery of the service has occurred and collectibility is reasonably assured. The Company records sales over the life of the contracts as certain key services are performed in accordance with contract terms, which state fixed prices and terms, and collection is reasonably assured.

(3)    Recently Issued Accounting Pronouncements:

       In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

       Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

       In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our consolidated financial statements. In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes that SFAS 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

       In December 2004, the FASB issued SFAS No.123 "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The adoption of this standard will not have any impact on the Company's results of operations or financial position as the Company does not participate in the related activities.

       In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

       In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs" an amendment of Accounting Research Bulletin ("ARB") No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This SFAS requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this SFAS requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Companies are required to adopt the provisions of this Statement for fiscal years beginning after June 15, 2005. The adoption of this standard will not have any impact on the Company's results of operations or financial position.

(4)      NOTE PAYABLE:

         On July 28, 2005, Mobot borrowed the principal amount of $600,000 in the form of an unsecured promissory note. The Note accrues interest at a rate of 6% per annum. The Note will be forgiven upon signing of a definitive purchase agreement for the acquisition of all of the outstanding shares of Mobot by NeoMedia, as contemplated by the Letter of Intent. In the event the acquisition is not consummated, the Note will become due 90 days after written notice of cancellation of the Letter of Intent. In the event the Letter of Intent is terminated and the Note is not repaid within 90 days of such cancellation, the note will convert into shares of Mobot common stock with a value equal to the unpaid principal and accrued interest on the Note.

         On September 26, 2005, NeoMedia loaned Mobot an additional $200,000 under the same terms as noted above.


(5)      Convertible Debentures:

         In August and October of 2004, the Company entered into two five-year $250,000 convertible debenture financing agreements. These agreements accrue interest at 4% per annum and can be paid after twelve months with no prepayment penalties. As of September 30, 2005, the Company recorded accrued interest on the debentures in the amount of $20,945. Neither agreement has a repayment schedule and are payable in full, including accrued interest, at August and October of 2009.

         The debentures have conversion rights that allows for the debentures to be converted into 333 shares of the Company's common stock only as follows: (1) from and after the date that is twelve months following the closing if the Company has not completed a major equity financing, resulting in proceeds to the Company of at least $3 million prior to such date, (2) in the event of an initial public offering, (3) in the event of a sale of the Company. In the event of an initial public offering or sale of the Company, the Company will notify the debenture holders they have the right to convert the debentures within ten days of such notice at a conversion rate of $1,500 per share. The debentures do not have a beneficial conversion feature.

         The debentures also have stock warrants that are issuable upon conversion or exchange of the debentures at 50% of the number of shares converted to common shares. The fair value of the warrants has been determined to be nominal and has not been recorded by the Company.

(6)      Subsequent Events:

         On October 26, 2005, NeoMedia loaned Mobot an additional $200,000 under the same terms as discussed in notes payable. On December 15, 2005, NeoMedia advanced Mobot an additional $500,000. This advance will be forgiven upon the earlier of signing of a definitive purchase agreement for the acquisition of all of the outstanding shares of Mobot by NeoMedia, or February 15, 2006.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

         Printing and Engraving Expenses          $      5,000
         Accounting Fees and Expenses                   25,000
         Legal Fees and Expenses                        25,000
         Miscellaneous                                   5,000
                                                  ------------
         TOTAL                                    $     60,000
                                                  ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Delaware General Corporation Law (the "DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and our stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the bylaws of NeoMedia provide that it is required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers or controlling persons of NeoMedia pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

         (a) The following exhibits are filed herewith or incorporated herein by reference:


Exhibit No.       Description                                              Location
-----------       -----------------------------------------------------    -----------------------------------------------
5.1               Opinion re: legality                                     Provided herewith

10.1              Consulting Agreement between NeoMedia and Thornhill      Provided Herewith
                  Capital, dated December 5, 2001

10.2              First Agreement and Amendment to Consulting Agreement    Provided Herewith
                  between NeoMedia and Thornhill Capital, dated January
                  29, 2004

10.3              Second Agreement and Amendment to Consulting Agreement   Provided Herewith
                  between NeoMedia and Thornhill Capital, dated July 22,
                  2005

10.4              Standby Equity Distribution Agreement, dated October     Incorporated by reference to Exhibit 10.91 to
                  27, 2003, between NeoMedia and Cornell Capital           the Registrant's Form SB-2/A as filed on
                  Partners                                                 December 19, 2003

10.5              Form of Registration Rights Agreement, dated October     Incorporated by reference to Exhibit 10.93 to
                  27, 2003, between NeoMedia and Cornell Capital           the Registrant's Form SB-2/A as filed on
                  Partners                                                 December 19, 2003


10.6              Form of Escrow Agreement, dated October 27, 2003,        Incorporated by reference to Exhibit 10.94 to
                  between NeoMedia and Cornell Capital Partners            the Registrant's Form SB-2/A as filed on
                                                                           December 19, 2003

10.7              $4 million Promissory note payable to Cornell Capital    Incorporated by reference to Exhibit 10.49 to
                  Partners, dated January 15, 2004                         the Registrant's Form 10-KSB as filed on March
                                                                           9, 2004

10.8              Standby Equity Distribution Agreement, dated March       Incorporated by reference to Exhibit 16.1 to
                  30,2005, between NeoMedia and Cornell                    the Registrant's Form 8-K as filed on April 1,
                                                                           2005

10.9              Placement Agent Agreement, dated March 30, 2005,         Incorporated by reference to Exhibit 16.2 to
                  between NeoMedia and Cornell                             the Registrant's Form 8-K as filed on April 1,
                                                                           2005

10.10             Escrow Agreement, dated March 30, 2005, between          Incorporated by reference to Exhibit 16.3 to
                  NeoMedia and Cornell                                     the Registrant's Form 8-K as filed on April 1,
                                                                           2005

10.11             Registration Rights Agreement, dated March 30, 2005,     Incorporated by reference to Exhibit 16.4 to
                  between NeoMedia and Cornell                             the Registrant's Form 8-K as filed on April 1,
                                                                           2005

10.12             Promissory Note, dated March 30, 2005, between           Incorporated by reference to Exhibit 16.5 to
                  NeoMedia and Cornell                                     the Registrant's Form 8-K as filed on April 1,
                                                                           2005

10.13             Security Agreement, dated March 30, 2005, between        Incorporated by reference to Exhibit 16.6 to
                  NeoMedia and Cornell                                     the Registrant's Form 8-K as filed on April 1,
                                                                           2005

Exhibit No.       Description                                              Location
-----------       -----------------------------------------------------    -----------------------------------------------
10.14             Warrant dated March 30, 2005, granted by NeoMedia to     Incorporated by reference to Exhibit 10. 12 to
                  Thornhill Capital LLC                                    the Registrant's Amendment No. 1 to Form S-3 as
                                                                           filed on July 18, 2005

10.15             Warrant dated March 30, 2005, granted by NeoMedia to     Incorporated by reference to Exhibit 10. 13 to
                  Cornell Capital Partners LP                              the Registrant's Amendment No. 1 to Form S-3 as
                                                                           filed on July 18, 2005

10.16             Promissory Note, dated March 13, 2003, between           Provided Herewith
                  NeoMedia and Cornell

10.17             Promissory Note, dated May 27, 2003, between NeoMedia    Provided Herewith
                  and Cornell

10.18             Promissory Note, dated June 24, 2003, between NeoMedia   Provided Herewith
                  and Cornell

10.19             Promissory Note, dated July 21, 2003, between NeoMedia   Provided Herewith
                  and Cornell

10.20             Promissory Note, dated August 1, 2003, between           Provided Herewith
                  NeoMedia and Cornell

10.21             Promissory Note, dated September 2, 2003, between        Provided Herewith
                  NeoMedia and Cornell

10.22             Promissory Note, dated September 11, 2003, between       Provided Herewith
                  NeoMedia and Cornell

10.23             Promissory Note, dated April 8, 2004, between NeoMedia   Provided Herewith
                  and Cornell

10.24             Promissory Note, dated July 2, 2004, between NeoMedia    Provided Herewith
                  and Cornell

10.25             Promissory Note, dated August 6, 2004, between           Provided Herewith
                  NeoMedia and Cornell

10.26             Promissory Note, dated October 18, 2004, between         Provided Herewith
                  NeoMedia and Cornell

23.1              Consent of Stonefield Josephson, Inc., independent       Provided herewith
                  Registered Public Accounting Firm of NeoMedia
                  Technologies, Inc.

23.2              Consent of Stonefield Josephson, Inc., independent       Provided herewith
                  Registered Public Accounting Firm of Mobot, Inc.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include any prospectus required by Sections
10(a)(3) of the  Securities  Act of 1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of the
Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Myers, State of Florida, on January 24, 2006.


                        NEOMEDIA TECHNOLOGIES, INC.


                        By:  /s/ Charles T. Jensen
                             ------------------------------------------------
                             Charles T. Jensen
                             President, Chief Executive Officer and Director


                             /s/ David A. Dodge
                             ------------------------------------------------
                             David A. Dodge
                             Vice-President, Chief Financial Officer, and
                             principal accounting officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURES                               TITLE                                     DATE
-------------------------------------    -----------------------------------       ----------------
/s/ Charles T. Jensen
------------------------------------     President, Chief Executive Officer,
Charles T. Jensen                        and Director                              January 24, 2006

/s/ Charles W. Fritz                     Chairman of the Board
------------------------------------
Charles W. Fritz                                                                   January 24, 2006

/s/ David A. Dodge
------------------------------------     Vice-President, Chief Financial Officer,
David A. Dodge                           and principal accounting officer          January 24, 2006

/s/ William E. Fritz                     Director
------------------------------------
William E. Fritz                                                                   January 24, 2006

/s/ Hayes Barclay                        Director
------------------------------------
Hayes Barclay                                                                      January 24, 2006

/s/ James J. Keil                        Director
------------------------------------
James J. Keil                                                                      January 24, 2006